CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay Offshore Partners L.P. for the registration of 1,700,022 of its common units and to the incorporation by reference therein of our report dated April 11, 2011, with respect to the consolidated financial statements of Teekay Offshore Partners L.P. and subsidiaries for the years ended December 31, 2009 and 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
August 10, 2012	Chartered Accountants